Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces 1st Quarter 2009 Results
And Additional Debt Payment Ahead of Scheduled Maturity

•	Q109 sales totaled $129.0 million, up 1% from reported Q108 sales and up 5% on a constant currency basis
•	Sales of spinal implants were $28.8 million, down 1% vs. prior year, up 2% sequentially from Q408
•	Consolidated gross margin was 74.6%, up 130 basis points from Q108
•	EBITDA, as defined in the Company’s credit agreement, was $21.3 million
•	Q109 reported net income was $0.17 per diluted share; excluding certain items, adjusted net income was $0.35 per diluted share
•	The Company made an additional $3 million debt payment ahead of scheduled maturity
•	Limited market release of Trinity® Evolution™ commenced as of May 1st

Boston, MA, May 6, 2009– Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the first quarter ended March 31, 2009.  As the Company previously announced, total revenue was $129.0 million, which was an increase of 1% over the first quarter of 2008.  Excluding the unfavorable $5.1 million impact of foreign currency rates on first quarter sales, revenue increased 5% on a constant currency basis.

Reported first quarter net income totaled $2.9 million, or $0.17 per share.  This compared with $3.6 million, or $0.21 per share in the first quarter of the prior year.  The year-over-year decrease is due primarily to higher interest expense and the negative impact of non-cash foreign currency adjustments on earnings in 2009.

Excluding certain items summarized in the table below, first quarter adjusted net income was $6.1 million, or $0.35 per share.

“We were pleased to start 2009 with a solid quarter, including constant currency revenue growth of five percent, higher gross margins than a year ago, and results at our spinal implants division that were ahead of our expectations,” said President and CEO Alan Milinazzo.  “Additionally, our improved cash flow allowed us to make a total of $15 million in debt payments ahead of their scheduled maturities so far this year, including another $3 million announced today.”

Exhibit 99.1

Non-GAAP Performance Measures

The table below presents a reconciliation of first quarter net income calculated in accordance with generally accepted accounting principles (GAAP) to a non-GAAP performance measure, referred to as “adjusted net income”, that excludes from net income the items specified in the table. Additionally, a reconciliation of first quarter sports medicine revenue calculated in accordance with GAAP to a non-GAAP performance measure, referred to as “adjusted revenue”, and a reconciliation between first quarter net income calculated in accordance with GAAP and the non-GAAP measure referred to as “Consolidated EBITDA” are included in the Regulation G Supplemental Information Schedule attached to this release. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

First Quarter	Q109		Q108
	($000's)	EPS	($000's)	EPS

Reported GAAP net income	$2,879	$0.17	$3,606	$0.21

Specified Items:

Strategic investments	$1,876	$0.11	$3,390	$0.20
Reorganization/consolidation costs	$874	$0.05	---	---
Costs associated with proxy contest	$494	$0.03	---	---
Foreign exchange (gain)/loss	$110	$0.01	$(260)	$(0.02)
Unrealized, non-cash gain on interest rate swap	$(160)	$(0.01)	---	---

Adjusted net income	$6,073	$0.35	$6,736	$0.39

Revenue

Total first quarter sales in the Company’s spine sector were up 6% year-over-year, to $66.1 million.  Spine stimulation revenue increased 12%, to $37.2 million.  Implant and biologic revenue was $28.8 million, including international revenue.  This was 1% lower than the first quarter of 2008, but increased 2% sequentially from the prior quarter.  The sequential growth in implant and biologic revenue was primarily due to a 5% growth in U.S. sales of thoracolumbar and cervical spine implants.  As Orthofix announced earlier this week, the Company has initiated the limited market release of Trinity® Evolution™, its new adult stem cell-based bone growth allograft, which was developed in collaboration with the Musculoskeletal Transplant Foundation (MTF).

Exhibit 99.1

Reported first quarter revenue in the Company’s orthopedic business was $29.6 million, which was a decrease of 1%, but represented growth of 10% on a constant currency basis, compared with the prior year.  The constant currency revenue growth was driven primarily by increases in international sales of external and internal fixation devices of 7% and 29%, respectively, as well as 26% growth in the U.S. sales of Physio-Stim™ bone growth stimulation devices.  Additionally, biologic sales in the Orthopedic Division more than doubled to approximately $1.3 million.

Sports medicine revenue in the first quarter grew 4% compared with 2008, to $24.2 million.  However, after adjusting for the sale of the Company’s line of infusion pumps in the first quarter of 2008, revenue increased approximately 8%.  First quarter U.S. revenue from the Company’s core bracing products and cold therapy devices grew 12% and 8% year-over-year, respectively.  The strong growth in the sales of bracing products was a reflection of the recent expansion of certain product lines, including those for the upper extremities and the spine in addition to walker boots.  The increase in cold therapy sales was driven by the continued popularity of the Company’s Kodiak™ cold therapy devices.

Gross Margin

The gross profit margin in the first quarter of 2009 was 74.6%, an increase of 130 basis points compared with the first quarter of 2008.  The year-over-year improvement is primarily due to an increased mix of revenue from, and higher gross margins at, the Company’s spine stimulation, orthopedic and sports medicine businesses.

Operating Expenses

First quarter sales and marketing (S&M) expenses as a percent of revenue increased 130 basis points year-over-year, to 40.5%.  The higher S&M ratio was due primarily to an increase in commission expenses reflecting the implementation of sales programs with new distributor partners.  This increased investment in sales & marketing has facilitated the development of new customer relationships and increased sales in both the spine stimulation and orthopedic businesses contributing to an improvement in the year-over-year operating profit margin in the Company’s spine stimulation and North American orthopedic businesses.

General and administrative (G&A) expenses in the first quarter of 2009 increased by 30 basis points year-over-year, to 17.6% of sales.  This included the impact of approximately $1.3 million ($874,000 net of tax, or $0.05 per share) in costs associated with the ongoing reorganization and consolidation plan at the Company’s spinal implants business, and approximately $737,000 ($494,00 net of tax, or $0.03 per share) of costs incurred during the first quarter in connection with a proxy contest and special shareholder’s meeting.

Research and development (R&D) expenses as a percent of revenue were 7.0% in the first quarter of 2009, compared with 5.0% in the prior year.  R&D expenses in the first quarter of 2009 included $2.8 million ($1.9 million net of tax, or $0.11 per share) in costs associated with the Company’s previously announced strategic investments.  This included the collaboration with the Musculoskeletal Transplant Foundation (MTF) on the development and commercialization of Trinity Evolution, a new adult stem cell-based allograft, and costs associated with the acquisition and development of intellectual property from Intelligent Implant Systems.

Exhibit 99.1

Other Income and Expenses

First quarter net interest expense was $6.1 million, compared with interest expense of approximately $5.4 million in the first quarter of the prior year.  The increase reflects a higher rate of interest partially offset by a lower outstanding debt balance compared with the prior year.

During the first quarter, the Company also incurred an unrealized, non-cash gain of approximately $239,000 ($160,000 net of tax, or $0.01 per share) which resulted from changes in the fair value of the Company’s interest rate swap.
Mark-to-market adjustments related to this swap are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

The Company also incurred a foreign exchange loss of approximately $164,000 ($110,000 net of tax, or $0.01 per share) in the first quarter primarily due to unrealized, non-cash foreign currency adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are denominated in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies have and are expected to continue to result in foreign exchange gains and losses.

Taxes

The reported tax rate in the first quarter of 2009 was 33%, which was in line with the Company’s full-year guidance of 33%-35%.  This was less than the tax rate of 46% in the first quarter of 2008, which included the impact of the sale of the Company’s Pain Care assets that increased the consolidated tax rate by approximately 13 percentage points in that quarter.

Cash and Liquidity

Orthofix’s Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $21.3 million in the first quarter.  At the end of the first quarter the Company’s leverage ratio, as defined in its amended credit facility, was 3.5, which was below the 4.0 maximum leverage ratio allowed in the amended credit facility.  Cash flow from operations in the first quarter of 2009 was approximately $11.1 million, which compared with cash flow of approximately $900,000 in the prior year.  The increase in cash flow was due primarily to improved working capital management. Orthofix continues to have a $45 million unused revolving credit facility, and at the end of the first quarter the Company was in compliance with the financial covenants contained in its amended credit agreement.

Exhibit 99.1

The total cash balance of $18.0 million at March 31, 2009 compared with $25.6 million at December 31, 2008.  The change in cash balances includes the impact of two previously announced first quarter repayments of debt ahead of scheduled maturities totaling $12 million.  The Company also announced that it made an additional $3 million debt prepayment in the 2nd quarter of 2009.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the first quarter.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 95863375.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 95863375.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, unexpected difficulties meeting covenants contained in our secured bank credit facility  and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

- Financial tables follow –

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended March 31,
	2009	2008

Net sales	$128,974	$128,032
Cost of sales	32,806	34,238
Gross profit	96,168	93,794

Operating expenses
Sales and marketing	52,264	50,196
General and administrative	22,684	22,180
Research and development	9,087	6,354
Amortization of intangible assets	1,633	5,043
Gain on sale of Pain Care® Operations	0	(1,570)
	85,668	82,203

Operating income	10,500	11,591

Other income (expense)
Interest income (expense), net	(6,117)	(5,390)
Other, net	(323)	494
Unrealized non-cash gain on interest rate swap	239	0
Other income (expense), net	(6,201)	(4,896)
Income before income taxes	4,299	6,695
Income tax expense	(1,420)	(3,089)
Net income	$2,879	$3,606

Net income per common share - basic	$0.17	$0.21

Net income per common share - diluted	$0.17	$0.21

Weighted average number of common shares outstanding - basic	17,103,543	17,087,003

Weighted average number of common shares outstanding - diluted	17,121,571	17,261,172

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	March 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$6,817	$14,594
Restricted cash	11,194	10,998
Trade accounts receivable, net	109,448	110,720
Inventory, net	91,948	91,185
Deferred income taxes	18,824	17,543
Prepaid expenses and other current assets	29,369	29,610
Total current assets	267,600	274,650

Investments	2,095	2,095
Property, plant and equipment, net	31,901	32,660
Patents and other intangible assets, net	51,971	53,546
Goodwill	181,567	182,581
Deferred taxes and other long-term assets	14,041	15,683

Total assets	$549,175	$561,215

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$653	$1,907
Current portion of long-term debt	3,329	3,329
Trade accounts payable	24,535	23,865
Other current liabilities	45,733	45,894
Total current liabilities	74,250	74,995

Long-term debt	264,730	277,533
Deferred income taxes	4,562	4,509
Other long-term liabilities	1,877	2,117
Total liabilities	345,419	359,154

Shareholders' equity:
Common shares	1,710	1,710
Additional paid-in capital	169,449	167,818
	171,159	169,528
Retained earnings	32,526	29,647
Accumulated other comprehensive income	71	2,886
Total shareholders' equity	203,756	202,061

Total liabilities and shareholders' equity	$549,175	$561,215

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	Three Months Ended March 31,
	2009	2008

Cash flows from operating activities:
Net income	$2,879	$3,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,217	7,397
Amortization of debt costs	49	395
Provision for doubtful accounts	1,648	1,156
Deferred taxes	(93)	0
Share-based compensation	2,824	2,094
Amortization of step up of fair value in inventory	0	152
Gain on sale of Pain Care® operations	0	(1,570
Other	1,503	(2,342
Change in operating assets and liabilities:
Restricted cash	(191)	(1,773
Accounts receivable	(1,686)	(5,586
Inventories	(2,305)	(8,447
Prepaid expenses and other current assets	79	2,627
Accounts payable	1,090	3,809
Current liabilities	86	(616
Net cash provided by operating activities	11,100	902

Cash flows from investing activities:
Capital expenditures	(3,536)	(4,112
Proceeds from sale of Pain Care® operations	0	5,980
Net cash provided by (used in) investing activities	(3,536)	1,868

Cash flows from financing activities:
Net proceeds from issue of common shares	0	1,907
Repayments of long-term debt	(12,804)	(4,524
Proceeds from (repayments of) bank borrowings	(1,128)	1,361
Cash payment for purchase of minority interest in subsidiary	(1,143)	0
Tax benefit on non-qualified stock options	0	17
Net cash used in financing activities	(15,075)	(1,239

Effect of exchange rate changes on cash	(266)	136

Net increase / (decrease) in cash and cash equivalents	(7,777)	1,667
Cash and cash equivalents at the beginning of the year	14,594	25,064
Cash and cash equivalents at the end of the period	$6,817	$26,731

Exhibit 99.1

External net sales by market sector
(In US$ millions)

	Three Months Ended March 31,
	2009	2008	Reported % Growth	Constant Currency % Growth

Spine	$66.1	$62.4	6%	6%

Orthopedic	29.6	29.8	-1%	10%

Sports Medicine	24.3	23.3	4%	5%

Vascular	4.4	5.4	-19%	-13%

Other Products	4.6	7.1	-35%	-17%

Total	$129.0	$128.0	1%	5%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliation pertaining to Adjusted Net Income for the 1st quarter of 2009, which is included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Exhibit 99.1

Section 1

Consolidated EBITDA
Orthofix International NV

(In thousands)

	Q1 2009	TTM 3/31/09
Orthofix:
Net Income/(loss)	$2,879	$(229,280)

Depreciation and Amortization	5,217	28,177
Interest	6,147	20,712
Unrealized non-cash loss (gain) on interest rate swap	(239)	7,736
Allowable loss on refinancing of senior secured term loan	-	3,660
Tax Expense	1,420	(68,150)
123R expense	2,824	11,318
Product Commercialization Investments	2,800	8,900
Impairment charge	-	289,523
Strategic initiatives/relocation charges	-	1,268
Other Non-Cash Charges	227	4,194

Consolidated EBITDA	$21,275	$78,057

NOTE: For the definition of Consolidated EBITDA please refer to a copy of the credit agreement, dated September 22, 2006, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 27, 2006, and a copy of the first amendment to the credit agreement, dated September 29, 2008, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 29, 2008.  These documents can be found at the SEC's website at www.sec.gov.

Reconciliation of Sports Medicine GAAP Q109 revenue to adjusted revenue

	Q109	Q108

Sports medicine reported revenue	$24,246	$23,323
Pain therapy	$(189)	$(951)

Adjusted Q1 revenue	$24,057	$22,372	7.53%	growth

NOTE: the pain therapy business was sold in March of 2008.

Exhibit 99.1

Section 2

Description of First Quarter 2009 Specified Items

•
Unrealized, non-cash gain on interest rate swap- resulted from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•
Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF and the acquisition of intellectual property from Intelligent Implant Systems.

•
Foreign exchange (gain)/loss- due to unrealized, non-cash translation adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the Spinal Implants division.
•	Costs associated with proxy contest- costs incurred in connection with a proxy contest brought by a dissident shareholder resulting in a Special Meeting of Shareholders.

Adjusted Sports Medicine Revenue

•
Pain Therapy- the Company’s Sport Medicine division sold its line of Pain Therapy products in March of 2008.  Decreasing amounts of quarterly revenue that has been recognized since then relates to transitional services agreed to as part of the sale.

Net Income to EBITDA

•	Depreciation and Amortization- non-cash depreciation and amortization expenses
•	Interest- interest expense related to outstanding debt.
•
Unrealized non-cash loss (gain) on interest rate swap- from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•	Allowable loss on refinancing of senior secured term loan- costs associated with the completion of an amended credit facility in the 3rd quarter of 2008.
•	Tax expense- non-cash tax expenses.
•	123R expense- non-cash equity compensation expenses.
•	Product commercialization investments- costs associated with the Development and Commercialization Agreements with MTF, and the acquisition and development of IP from IIS.
•	Impairment charge- a non-cash impairment charge taken in Q409 related to the value of certain intangible assets.

Exhibit 99.1

•	Strategic initiatives/relocation charges- costs associated with the potential divestiture of certain fixation assets and the relocation of the corporate office in 2008.
•	Other non-cash charges- certain non-cash charges including foreign exchange losses, an inventory step up related to an acquisition and the amortization of a prepaid royalty.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures, referred to as “adjusted net income”, “adjusted Q1 revenue” related to its Sports Medicine division, and “EBITDA” (earnings before interest, taxes, depreciation and amortization) to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Exhibit 99.1

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.